Exhibit 10.8

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TECHNOLOGY LICENSING AGREEMENT

This Technology Licensing Agreement (“Agreement”) is effective as of the Effective Date and is by and between Dow Global Technologies Inc. and/or The Dow Chemical Company (hereinafter both are referred to as “Dow”), both Delaware corporations having their principal offices at either 2040 Dow Center, Midland, MI, 48674 USA or 2030 Dow Center, Midland, MI, 48674 USA and Pfenex Inc., a Delaware corporation (hereinafter “Pfenex”) having a principal place of business at 5501 Oberlin Drive, San Diego, CA.

RECITALS

WHEREAS, Dow owns the rights to a certain series of patents related to Pseudomonas fluorescens expression technology and made substantial patented and unpatented improvements to such technology, now generally known as “Pfenex Expression TechnologyTM”;

WHEREAS, Dow has certain rights to a certain series of patents related to RNA viruses;

WHEREAS, Dow has certain rights to a certain series of patents related to the use or transgenic plants for oral immunization of animals;

WHEREAS, Dow owns the rights to a certain series of patents related to production techniques for proteins;

WHEREAS, Dow has certain rights to a certain series of patents related to the ARC technology;

WHEREAS, Pfenex desires to take a license to such intellectual property as further defined below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

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ARTICLE 1	DEFINITIONS

1.01 Affiliates: “Affiliates” shall mean any entity that, directly or indirectly through one or more intermediates, controls, is controlled by or is under common control with either Dow or Pfenex, where “controls”, “controlled by”, and “is under common control” means ownership, directly or indirectly, of fifty percent (50%) or more of the voting equity interest in the entity or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of that entity, whether through ownership or voting securities, by contract or otherwise.

1.02 ARC Products: “ARC Products” shall mean any product or part of a product, the making, using, importing or selling of which, absent the license set forth in Section 2.01, infringes a Valid Claim within the ARC Patents.

1.03 ARC Patents. “ARC Patents” shall mean the Patents owned or Controlled by Dow or its Affiliates as of the Effective Date, or at anytime during the Term, that are necessary or useful for the manufacture, use, or sale of ARC Products, including without limitation, the Gaertner patent as listed in Appendix D.

1.04 Assets: “Assets” shall mean collectively the RNA Virus Patents, the Oral Immunization Patents, the Production Techniques Patents, the ARC Patents and the rights granted to Pfenex under Section 2.01.05.

1.05 Control: “Control” in the context of intellectual property rights, shall mean rights to intellectual property sufficient to grant the applicable license or sublicense under this Agreement without violating the terms of any written agreement with any Third Party in effect as of the Effective Date. “Controlled” and “Controlling” shall have their correlative meanings.

1.06 Effective Date: “Effective Date” shall mean November 30, 2009.

1.07 Field: “Field” shall mean any and all applications for therapeutic purposes in humans for any and all indications, including, for the avoidance of doubt, vaccines. For

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the purposes of this definition, “therapeutic purposes” shall mean, with respect to a particular indication, human diagnostics, prophylaxis, cure, reduction, mitigation, prevention, slowing or halting the progress of, or otherwise management of such indication.

1.08 Net Sales: “Net Sales” shall mean the sales revenues actually received by Pfenex from sales of the applicable Product (as set forth in Article 3) to Third Party customers, less: (a) Customary trade, quantity or cash discounts, credits and rebates (including, without limitation, credits, rebates and other discounts made or given with respect to Federal, state or foreign governmental programs (including, without limitation, Medicaid and Medicare) public or private hospitals and managed care entities or patient care organizations), and non-affiliated brokers’ or agents’ commissions actually allowed and taken; (b) Amounts repaid or credited by reason of rejection or return, including chargebacks, refunds or rebates (including expenses related to disposal); (c) Fees payable to purchasers, sales agents, distributors, group purchasing organizations or government agencies; (d) costs of insurance, packaging, storage and transportation from the place of manufacture to the customer’s premises; (e) provisions for uncollectible accounts determined in accordance with generally accepted accounting practices, consistently applied to all products of Pfenex; and/or (f) Taxes levied on and/or other governmental charges made as to production, import, export, sale, receipt, value-add, transportation, delivery, custom duties or use and paid by or on behalf of Pfenex for the RNA Virus Products, and less the sum of the following a) sales taxes, tariff duties and/or use taxes; b) direct, external out-of-pocket expenses incurred by Pfenex; and c) amounts rebated, credited or refunded on returns for the Oral Immunization Products.

1.09 Oral Immunization Products: “Oral Immunization Products” shall mean any product or part of a product, the making, using, importing or selling of which, absent the license set forth in Section 2.01, infringes a Valid Claim within the Oral Immunization Patents.

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1.10 Oral Immunization Patents. “Oral Immunization Patents” shall mean the Patents owned or Controlled by Dow or its Affiliates as of the Effective Date, or at anytime during the Term, that are necessary or useful for the manufacture, use, or sale of Oral Immunization Products, including without limitation, the Curtiss & Cardineau patents as listed in Appendix B.

1.11 Parties: “Parties” shall mean collectively Pfenex and Dow.

1.12 Party: “Party” shall mean either Pfenex or Dow as the case may be.

1.13 Patents: “Patents” shall have the meaning set forth in the Technology Assignment Agreement.

1.14 Product(s): “Product” shall mean individually the RNA Virus Products, the Oral Immunization Products, the Production Techniques Products or the ARC Products, and “Products” shall mean collectively the RNA Virus Products, the Oral Immunization Products, the Production Techniques Products and the ARC Products.

1.15 Production Techniques Products: “Production Techniques Products” shall mean any product or part of a product, the making, using, importing or selling of which, absent the license set forth in Section 2.01, infringes a Valid Claim within the Production Techniques Patents.

1.16 Production Techniques Patents. “Production Techniques Patents” shall mean the Patents owned or Controlled by Dow or its Affiliates as of the Effective Date, or at anytime during the Term, that are necessary or useful for the manufacture, use, or sale of Production Techniques Products, including without limitation, the patents related to production techniques for various proteins as listed in Appendix C.

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1.17 RNA Virus Products: “RNA Virus Products” shall mean any product or part of a product, the making, using, importing or selling of which, absent the license set forth in Section 2.01, infringes a Valid Claim within the RNA Virus Patents.

1.18 RNA Virus Patents. “RNA Virus Patents” shall mean the Patents owned or Controlled by Dow or its Affiliates as of the Effective Date, or at anytime during the Term, that are necessary or useful for the manufacture, use, or sale of RNA Virus Products, including without limitation, the Ahlquist patents as listed in Appendix A.

1.19 Third Party: “Third Party” shall mean any person, organization, firm, corporation, partnership or entity other than Pfenex, Dow and their respective Affiliates.

1.20 Valid Claim: “Valid Claim” shall mean a claim of an issued, unexpired Patent within the RNA Virus Patents, the Oral Immunization Patents, the Production Techniques Patents or the ARC Patents, as the case may be, which: (a) has not been held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction in a decision from which no appeal can or has been taken; and (b) which has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise.

1.21 All capitalized terms used in this Agreement that are not explicitly defined herein shall have the corresponding meanings set forth in the Contribution, Assignment and Assumption Agreement, the Technology Assignment Agreement or the Grant-Back and Technology License Agreement.

ARTICLE 2	TRANSFER AND LICENSE OF ASSETS

2.01 Grant to Pfenex

2.01.01 RNA Virus Patents: Dow hereby grants to Pfenex a worldwide royalty bearing license/sublicense, including the right to grant and authorize sublicenses in accordance with Section 2.02, under the RNA Virus Patents to: (a) make, have made, use, sell, offer for sale and import RNA Virus Products;

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(b) practice any method, process or procedure in connection with its exercise of the activities described in clause (a) above; and (c) otherwise exploit the RNA Virus Patents. The license/sublicense set forth in this Section 2.01.01 shall be exclusive (even as to Dow) in the Field.

2.01.02 Oral Immunization Patents: Dow hereby grants to Pfenex a worldwide royalty bearing license/sublicense, including the right to grant and authorize sublicenses in accordance with Section 2.02, under the Oral Immunization Patents to: (a) make, have made, use, sell, offer for sale and import Oral Immunization Products; (b) practice any method, process or procedure in connection with its exercise of the activities described in clause (a) above; and (c) otherwise exploit the Oral Immunization Patents. The license/sublicense set forth in this Section 2.01.02 shall be exclusive (even as to Dow) in the Field.

2.01.03 Production Techniques Patents: Dow hereby grants to Pfenex a worldwide fully paid up, non-exclusive royalty-free license in the Field, including the right to grant and authorize sublicenses in accordance with Section 2.02, under the Production Techniques Patents to: (a) make, have made, use, sell, offer for sale and import Production Techniques Products; (b) practice any method, process or procedure in connection with its exercise of the activities described in clause (a) above; and (c) otherwise exploit the Production Techniques Patents.

2.01.04 ARC Patents: Dow hereby grants to Pfenex a worldwide fully paid up, royalty-free license, including the right to grant and authorize sublicenses in accordance with Section 2.02, under the ARC Patents to: (a) make, have made, use, sell, offer for sale and import ARC Products; (b) practice any method, process or procedure in connection with its exercise of the activities described in clause (a) above; and (c) otherwise exploit the ARC Patents. The license/sublicense set forth in this Section 2.01.04 shall be exclusive (even as to Dow) in the Field.

2.01.05 To the fullest extent Dow has or may receive rights under Section 4.7 of the License Agreement between DGTI and Diversa Corporation dated December 30, 2003 (“Diversa Agreement”), Dow hereby grants to Pfenex:

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2.01.05.01 A perpetual, worldwide, royalty-free, non-exclusive license or sublicense in the Field, as applicable, with the right to grant and authorize sublicenses in accordance with Section 2.02, under any DIVERSA patents or patent applications which have a priority date after December 19, 1997, and which are listed in the Diversa Agreement as may be amended, and which contain teachings or claims which both i) are directed to Pseudomonas organisms and ii) include information derived from the use of the TDCC Technology and/or Sequestered Information, in each case to: (a) make, have made, use, sell, offer for sale, import or otherwise exploit any product and (b) practice any method, process or procedure in connection with its exercise of the activities described in clause (a) above. This license shall not include DIVERSA Genes, DIVERSA intellectual property directed to the functional applications of the protein or the use of the Gene with any other organism.

2.01.05.02 A worldwide, royalty-free, immunity in the Field from suit under any DIVERSA patents as set forth in the Diversa Agreement directed to the use of the genus Pseudomonas as an expression system. This immunity from suit does not extend to DIVERSA Genes, DIVERSA intellectual property directed to the functional applications of the proteins or the use of the Gene with any genus other than Pseudomonas.

2.01.05.03 For the purposes of this Section 2.01.05 the terms “DIVERSA,” “TDCC Technology,” “Sequestered Information,” “DIVERSA Genes” and “Gene” shall have the meanings set forth in the Diversa Agreement.

2.01.05.04 Prior to, or shortly after the Closing Date, Dow shall use reasonable efforts to cause Dow AgroScience (“DAS”) to obtain from Diversa (or its successor-in-interest) sufficient rights to effectuate the grant of rights from Dow to Pfenex in Sections 2.01.05.01 and 2.01.05.02, in writing, signed by the authorized representatives of the applicable parties.

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2.02 Sublicensing Rights.

2.02.01 Extension of Licenses to Affiliates. Pfenex may extend the rights under the licenses granted in Section 2.01 to one (1) or more of its Affiliates; provided that Pfenex shall remain responsible for such Affiliate’s compliance with all obligations under this Agreement applicable to such Affiliate.

2.02.02 Sublicenses. Provided Pfenex has the right to grant further sublicenses or extend other rights under any Assets, Pfenex may grant and authorize sublicenses to Third Parties under the rights granted in Section 2.01 above. With respect to each sublicense granted by Pfenex to a Third Party, such sublicense shall include an explicit reference to this Agreement and shall not conflict with, and shall be subordinate to, the terms and conditions of this Agreement.

ARTICLE 3	Royalties

3.01: RNA Virus Patents: Subject to the terms and conditions of this Agreement, if Pfenex makes commercial sales of a RNA Virus Product, Pfenex shall pay Dow a running royalty of [*] of the Net Sales of such RNA Virus Product, wherein said royalties are due within 150 days of the end of each year in which such sale is made.

3.02 Oral Immunization Patents: If Pfenex makes commercial sales of an Oral Immunization Product, Pfenex shall pay Dow the following to the extent owed pursuant to the license agreement between Washington University and Agrigenetics dated December 30, 1996 (“Washington University ’96 Agreement”):

3.02.01 A minimum payment due December 31st of each year of [*], such payment obligation commencing at the end of the first full year during which Pfenex has made such commercial sales of an Oral Immunization Product. The payments made by Pfenex to Dow under this Section 3.02.01 shall be creditable against the running royalty rate owed by Pfenex to Dow under Section 3.02.02.

3.02.02 A running royalty, which shall equal the lesser of: (A) [*] of the Net Sales of such Oral Immunization Products or (B) the royalty percentage of the Net Sales of such Oral Immunization Products owed by Dow to Washington University pursuant to the Washington University ’96 Agreement; wherein such royalty payments shall be due December 31st of each year in which such sale is made.

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3.02.03 Within thirty (30) days after the end of each Contract Year prior to First Commercial Sale (“Contract Year” and “First Commercial Sale” shall have the meanings ascribed to them in the Washington University ’96 Agreement), an annual maintenance royalty of [*] which will be fully creditable against the royalties owed under Section 3.02.02. The payment obligation set forth in this section 3.02.03 shall commence in January 2010.

3.02.04 Third Party Payments. If Pfenex, its Affiliate or sublicensee pays amounts to a Third Party under any agreement to license or acquire intellectual property reasonably necessary for Pfenex, its Affiliate or sublicensee to develop or commercialize Products, then Pfenex may deduct [*] of such amounts from the amounts payable to Dow with respect to such Product pursuant to this Article 3; provided that, in no event shall the amounts due to Dow be so reduced to less than [*] of the amount that would otherwise be payable to Dow under this Article 3.02.02. For clarity, any amounts not offset in a particular period as a result of the cap in the preceding sentence shall be creditable in future periods. Subject to Section 3.02.02, in no event will the running royalty be less than [*].

3.03 Certain Terms.

3.03.01 Combination Product. In the event that a Product is sold in combination with another product, component or service for which no royalty would be due hereunder if sold separately, Net Sales from such combination product sales for purposes of calculating the amounts payable by Pfenex under this Article 3 shall be calculated by multiplying the Net Sales of the combination product by the fraction A/(A + B), where “A” is the average gross selling price during the previous calendar quarter of such Product sold separately and “B” is the gross selling price during the previous calendar quarter of the other product(s), component(s) or service(s). In the event that a substantial number of such separate sales of such Product or such other product(s),

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component(s) or services(s) were not made during the previous calendar quarter, then the Net Sales shall be as reasonably allocated by Pfenex between such Product and such other product(s), component(s) or service(s) based upon their relative importance and proprietary protection.

3.03.02 Single Royalty. No more than the one royalty shall be due under this Agreement, as set forth in Section 3.01, with respect to the sale of a particular unit of any Product. No royalty shall be payable under this Article 3 with respect to sales of Products among Pfenex, its Affiliates and its sublicensees for resale, nor shall a royalty be payable under this Article 3 with respect to any Products transferred for use in research or development, in clinical trials, in compassionate use programs, as donations to non-profit institutions or government agencies, or as promotional free samples or the like.

3.03.03 Royalty Term. Pfenex’s obligation to pay royalties under this Article 3 shall continue on a country-by-country and product-by-product basis until the expiration of the last Valid Claim in such country covering the sale of such Product. Thereafter, no further royalties shall be due with respect to such Product in such country.

3.03.05 Royalty Reports and Payments. Commencing with the first commercial sale of a Product by Pfenex hereunder, Pfenex shall provide to Dow a written report for each calendar quarter during the term of this Agreement, showing: (a) the gross sales of all Products sold by Pfenex during such calendar quarter and the calculation of Net Sales of Products from such gross sales; (b) a calculation of total royalties, payable in United States Dollars, which have accrued under this Agreement based upon such Net Sales of the Products; and (c) any reductions to or deductions from payments taken by Pfenex in accordance with this Agreement. If no royalties are due, Pfenex shall so report. Reports to be provided by Pfenex to Dow under this Section 3.03.05 shall be due sixty (60) days following the end of each calendar quarter.

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ARTICLE 4	CONSIDERATION FOR THE ASSETS

4.01 In consideration for Dow’s license/sublicense under the Assets and other intellectual property hereunder, Pfenex shall issue to Dow shares of Series A-1 Preferred Stock of Pfenex as set forth in that certain Contribution, Assignment and Assumption Agreement by and between Dow and Pfenex of even date herewith.

ARTICLE 5	PFENEX REPRESENTATIONS AND WARRANTIES

5.01 Pfenex is a corporation duly organized and validly existing under the laws of the State of Delaware.

5.02 Pfenex has all the necessary power and authority to execute deliver and perform this Agreement, and no approvals or consents of anyone other than the signatories below are necessary in connection with the execution and delivery of this Agreement.

5.03 This Agreement has been duly executed and delivered by Pfenex and constitutes a legal, valid and binding obligation of Pfenex enforceable in accordance with its terms.

5.04 To the extent required of the licensee under the Washington University ’96 Agreement or under the Agreement between Agrigenetics and University of Wisconsin dated December 23, 1982 (“Wisconsin Agreement”), Pfenex shall provide activity reports to Washington University under the Washington University ’96 Agreement or to University of Wisconsin under the Wisconsin Agreement. Such activity reports shall comply with the format specified under the Washington University ’96 Agreement and shall include details about its activities and progress made, the status of any licensed products under development and/or planned for development, the tasks necessary to develop or complete the development and introduction of products to market, the estimated time schedules for product development, clinical trials, market testing, and regulatory approval, or the Wisconsin Agreement, as applicable. Upon delivery of such activity reports, Pfenex shall provide notice to Dow indicating that Pfenex has delivered the applicable activity report. Pfenex will use diligent efforts to bring a product to market using the RNA Virus Patents and the Oral Immunization Patents. Failure to use diligent efforts may result in a loss of license to the RNA Virus Patents and the Oral Immunization Patents.

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ARTICLE 6	DOW REPRESENTATIONS AND WARRANTIES

6.01 The Dow Chemical Company and Dow Global Technologies Inc. are corporations duly organized and validly existing under the laws of the State of Delaware.

6.02 The Dow Chemical Company and Dow Global Technologies Inc. have all the necessary power and authority to execute deliver and perform this Agreement, and no approvals or consents of anyone (except certain additional Dow personnel) other than the signatories below are necessary in connection with the execution and delivery of this Agreement.

6.03 To the best of its knowledge as of the Effective Date, Dow has all rights to grant the licenses or sublicenses to the Assets, subject to Permitted Liens (as that term is defined in the Contribution, Assignment and Assumption Agreement and Schedule 1.17 therein) , and other performance promised to Pfenex under this Agreement and has good title to all information and materials which are included in the rights and intellectual property transferred to Pfenex pursuant to this Agreement, free and clear of any liens, judgments, encumbrances or adverse claims. For clarity, Dow will not, during the term of this Agreement, grant any rights to any Third Party that are inconsistent with the rights granted to Pfenex under this Agreement.

6.04 To the best of its knowledge as of the Effective Date, Dow is not aware of any claims, demands or actions alleging that any of the Assets licensed or sublicensed in this document are invalid or unenforceable. This provision does not include a representation or warrantee by Dow that any or all of the patent rights will grant or issue as valid patents.

6.05 To the best of its knowledge as of the Effective Date, Dow has not received any notice claiming that the Assets violate or infringe any intellectual property rights of any Third Party.

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6.06 With regards to Third Party Agreements:

6.06.01 As of the Effective Date, Exhibit 6.06.01 of this Agreement lists all the agreements between Dow and Third Parties pursuant to which Dow has in licensed, has gained Control of or acquired any Patents within the Assets (each, a “Third Party Agreement”);

6.06.02(i) Dow has previously provided to Pfenex a redacted (all material terms for the purposes of this Agreement have not been deleted) copy of each Third Party Agreement as the same is in effect as of the Effective Date, (ii) each Third Party Agreement is in full force and effect as of the Effective Date and Dow shall maintain each Third Party Agreement in full force and effect and enforce each Third Party Agreement to its fullest extent, in each case in accordance with its terms and conditions during the term of the Agreement subject to Section 5.04, (iii) as of the Effective Date, no notice of default or termination has been received or given by Dow under any Third Party Agreement, and (iv) during the term of this Agreement, Dow shall not amend or otherwise modify any Third Party Agreement to license out such technology in the Field, or allow any Third Party Agreement to be terminated, unless Pfenex fails to comply with the terms of such Third Party Agreement, without the prior consent of Pfenex; and

6.06.03 In the event of any notice of breach by Dow or its Affiliates, as applicable, of any Third Party Agreement the termination of which will or is likely to adversely affect Pfenex’s rights or obligations under this Agreement, Dow shall as promptly as reasonably practicable notify Pfenex in writing and Pfenex shall have the right, but not the obligation, to cure such breach on behalf of Dow or its Affiliates, as applicable. In the event of any notice of breach by the counterparty of any Third Party Agreement in a manner that will or is likely to adversely affect Pfenex’s rights or obligations under this Agreement, Dow shall immediately notify Pfenex.

6.07 Except for the express warranties in this article, Dow makes no representations or warranties, express or implied, either in fact or by operation of law, regarding without limitation, the validity or scope of any patent rights conveyed or including, without limitation, performance, merchantability, fitness for a particular purpose, or the non-infringement of third party intellectual property rights.

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ARTICLE 7	PATENT PROSECUTION AND ENFORCEMENT

7.01 Patent Prosecution and Maintenance.

7.01.01 Control of Prosecution. As between the Parties, Dow shall control the Prosecution and Maintenance of all Assets. Notwithstanding the foregoing, Dow agrees to: (i) provide Pfenex with copies of all patent applications, continuations, divisionals, re-examinations, reissues, any and all office actions and requests for patent term extensions and the like including foreign counterparts thereof in existence as of the Effective Date within the Production Techniques Patents at least fifteen (15) business days before the due date for comment or with respect to foreign applications and office actions, as soon as reasonably practicable before the due date for comment; and (ii) consult in good faith with Pfenex regarding such matters with respect to the Field. Such copies may be provided electronically. For the purposes of this Section 7.01, “Prosecution and Maintenance” (including variations such as “Prosecute and Maintain”) shall mean, with respect to a Patent, the preparing, filing, prosecuting and maintenance of such Patent, as well as continuations, divisionals, re-examinations, reissues and requests for patent term extensions and the like with respect to such Patent, together with the conduct of interferences, oppositions and other similar proceedings with respect to a Patent.

7.01.02 In the event Dow decides to abandon an application or patent within the Production Techniques Patents that relates to the Field, Dow shall provide Pfenex fifteen (15) business days notice in which Pfenex will have the right to Prosecute and Maintain any such application or patent at its own cost. For the purposes of 7.01.02, “abandon” will include abandoning the Prosecution and Maintenance of a particular Patent without filing a divisional, continuation, continuation-in-part or foreign counterpart for such abandoned Patent.

7.01.03 Cooperation. Both Parties shall cooperate with each other in connection with all activities relating to the Prosecution and Maintenance of the Production Techniques Patents.

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7.02 Enforcement.

7.02.01 Notice. In the event that either Party reasonably believes that any Oral Immunization Patents, Production Techniques Patents, or ARC Patents are being infringed by a Third Party, or is subject to a declaratory judgment action arising from such infringement, in each case with respect to the manufacture, sale or use of a product for use within or outside the Field (an “Infringing Product”), such Party shall promptly notify the other Party.

7.02.02 Initiating Enforcement Actions. Pfenex and/or its Affiliates shall have the right (but not the obligation), at its own expense, to enforce the Oral Immunization Patents, Production Techniques Patents, or ARC Patents, or to defend any declaratory judgment action with respect to the Oral Immunization Patents, Production Techniques Patents, or ARC Patents (each, an “Enforcement Action”) in cases where the Infringing Product is marketed and sold for use within the Field. Pfenex shall provide notice to Dow in writing after taking any action to enforce, or threat to enforce, or defend any Enforcement Action and agrees to: (i) provide Dow with copies of and an opportunity to review and comment on all material communications, motions, filings, briefs, submissions and the like regarding the validity, enforcement (including ownership) and scope (including claim construction) of any of the Oral Immunization Patents, Production Techniques Patents, or ARC Patents, at Dow’s expense, at least fifteen (15) business days before the due date for filing or comment; and (ii) consider in good faith any comments provided by Dow regarding such matters. If Pfenex elects not to enforce or defend an Enforcement Action in a case where the Infringing Product is marketed and sold solely for use in, and is used solely in, the Field, within ninety (90) days after its receipt of a request from Dow to do so, Dow shall thereafter have the right, at its own expense, to either initiate and prosecute such action or to control the defense of such declaratory judgment action in its own name. Additionally, Dow shall have the right (but not the obligation), at its own expense, to enforce the Production Techniques Patents, or to defend any declaratory judgment action with respect thereto, in all other cases, including in cases where the Infringing Product is marketed and sold solely for use outside, and is used solely outside, the Field.

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7.02.03 Cooperation. Without limiting any rights of comment and review in Section 7.02.02, the Party initiating or defending any Enforcement Action pursuant to this Section 7.02 shall keep the other Party reasonably informed of the progress of any such Enforcement Action, and such other Party shall have the right to participate with counsel of its own choice and at its own expense. Notwithstanding the foregoing right to participate in any Enforcement Action, the Parties shall assist one another and cooperate in any such Enforcement Action, as reasonably requested by the Party initiating such Enforcement Action, at such Party’s expense.

ARTICLE 8	NOTICES

8.01 Any notice or other communication required or permitted to be given by either party under this Agreement shall be given in writing and shall be effective when delivered, if delivered by hand, reputable courier service, facsimile with confirmation of transmission, email with confirmation of receipt or five days after mailing if mailed by registered or certified mail, postage prepaid and return receipt requested, addressed to each party at the following addresses or such other address as may be designated by written notice by either Party:

If to Pfenex:

Chief Executive Officer

5501 Oberlin Drive

San Diego, CA 92121

Fax: 858-352-4602

Email: [To be designated by written notice to Dow]

If to Dow:

The Dow Chemical Company

9330 Zionsville Road

Indianapolis, IN 46268

Attention: General Patent Counsel

Fax: 317-337-4847

Email: jkabramson@dow.com and mdlyons@dow.com

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ARTICLE 9	TERM AND TERMINATION

9.01 Term. This Agreement shall commence on the Effective Date and, unless terminated earlier as provided in this Article 9, shall continue in full force and effect until the last to expire of the Patents within the Assets. Upon the expiration (but not the earlier termination) of this Agreement in a given country in accordance with this Article 9, the licenses and rights granted by Dow to Pfenex under this Agreement will continue on a fully paid-up, royalty-free and irrevocable basis in such country.

9.02 Termination By Pfenex. Pfenex shall have the right to terminate this Agreement, in its entirety or on a Patent-by-Patent or a Product-by-Product basis, in its sole discretion, upon thirty (30) days prior written notice to Dow. From and after the effective date of such termination under this Section 9.02 with respect to a particular patent or product, such patent or product shall cease to be within the definition of the Patents within the Assets or Products, as applicable, for all purposes of this Agreement, and the rights and licenses granted by Dow to Pfenex under Article 2 shall terminate and all rights in the Assets shall revert to Dow with respect to such patent or product. Upon termination of this Agreement in its entirety under this Section 9.02, all rights and obligations of the Parties shall terminate, except as provided in Section 9.03 below. Notwithstanding the foregoing, Pfenex shall not terminate for a period of three (3) years following the Effective Date those licenses granted to Pfenex under this Agreement that are non-royalty bearing licenses. For clarity, Pfenex shall have the right to terminate such non-royalty bearing licenses at any time after such three (3) year period as set forth in this Article 9 and shall at any time be permitted to terminate any royalty-bearing license granted hereunder.

9.03 Effect of Expiration or Termination. Upon termination of this Agreement by Pfenex pursuant to Section 9.02, in its entirety or on a Patent-by-Patent or a Product-by-Product basis, the applicable rights and licenses granted by Dow to Pfenex under Article 2 shall terminate and the applicable rights in the Assets shall revert to Dow, provided, however, that:

9.03.01 Stock on Hand. Pfenex shall have the right to sell or otherwise dispose of all applicable Products in the process of manufacture, testing, in use or in stock; subject to the obligation of Pfenex to pay royalties to Dow for such Products in accordance with Article 3.

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9.03.02 Sublicenses. Any applicable sublicense granted by Pfenex under Section 2.02 prior to its receipt of the corresponding notice of such termination shall survive if the relevant sublicensee agrees in writing to be bound by the terms of this Agreement as such terms apply to such sublicensee (in which event, such sublicensee will be deemed a direct licensee of Dow); provided that, any such sublicensee shall only be responsible for any payments that become due as a result solely of such sublicensee’s activities after the effective date of any such termination and such sublicensee will be credited for any payments already paid by Pfenex prior to the effective date of any such termination as if such payment had been made by such sublicensee.

9.03.03 Survival of Certain Obligations. Subject to Section 9.03, expiration or termination of this Agreement for any reason shall not relieve either Party of any obligation accruing on or prior to such expiration or termination, or which is attributable to a period prior to such expiration or termination, nor preclude either Party from pursuing any rights and remedies it may have under this Agreement, or at law or in equity, which accrued or are based upon any event occurring prior to such expiration or termination. The provisions of Articles 1-3, 5-7, 9 and 10 (in each case as may be applicable in the event of termination on a Patent-by-Patent or a Product-by-Product basis) shall survive the expiration or termination of this Agreement for any reason.

ARTICLE 10	MISCELLANEOUS

10.01 Assignment: This Agreement and all rights herein may not be assigned by Pfenex without the prior written consent of Dow; provided that Pfenex may assign, without the prior written consent of Dow, all or part of this Agreement to an Affiliate or to an entity acquiring all or substantially all of the assets and business of a Pfenex to which this Agreement relates by merger, consolidation, public offering, or change of control, and such entity undertakes in writing all of the obligations and responsibilities of Pfenex under this Agreement. Dow may assign this Agreement, in whole or in part, without the written consent of Pfenex; provided that, prior to such assignment, the assignee agrees in writing to be bound by the terms and conditions of this Agreement. The terms and

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conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties. Except for assignments expressly permitted under this Section 10.01, any attempted assignment or transfer of this Agreement shall be null and void.

10.02 Severability: If any clause, provision, or section of this Agreement, shall, for any reason, be held illegal, invalid or unenforceable, the Parties shall negotiate in good faith and in accordance with reasonable standards of fair dealing, a valid, legal, and enforceable substitute provision or provisions that most nearly reflect the original intent of the Parties under this Agreement in a manner that is commensurate in magnitude and degree with the changes arising as a result of any such substitute provision or provisions. All other provisions in this Agreement shall remain in full force and effect and shall be construed in order to carry out the original intent of the Parties as nearly as possible (consistent with the necessary reallocation of benefits) and as if such invalid, illegal, or unenforceable provision had never been contained herein.

10.03 Merger of Understanding/Modification: This Agreement, the Transaction Agreements and all Schedules and Exhibits attached thereto constitute the entire Agreement between the Parties regarding the subject matter hereof and all prior negotiations and understandings between the Parties are deemed to be merged into this Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of each of the Parties.

10.04 Force Majeure: Neither of the Parties shall be liable for any default or delay in performance of any obligation under this Agreement caused by any of the following: Act of God, war, terrorism, riot, fire, explosion, accident, flood, sabotage, compliance with governmental requests, laws, regulations, orders or actions, national defense requirements or any other event beyond the reasonable control of such Party; or labor trouble, strike, lockout or injunction (provided that neither of the Parties shall be required to settle a labor dispute against its own best judgment). The party invoking the provisions of this

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Section shall give the other Party written notice and full particulars of such force majeure event. Both Pfenex and Dow shall use reasonable business efforts to mitigate the effects of any force majeure on their respective part.

10.05 Relationship of the Parties: This Agreement does not create a joint venture, partnership, or the like, between the Parties. The Parties shall always remain independent contractors in its performance of this Agreement. No Party to this Agreement shall have any authority to employ any person as an employee or agent for or on behalf of the other party to this Agreement for any purpose, and no Party to this Agreement, nor any person performing any duties or engaging in any work at the request of such Party, shall be deemed to be an employee or agent of the other Party to this Agreement.

10.06 Choice of Law; Submission to Jurisdiction: All questions with respect to the construction of this Agreement and the rights and liabilities of the Parties hereto shall be determined in accordance with the laws of the State of New York applicable to business arrangements entered into and performed entirely within the State of New York. The Parties hereto irrevocably (a) submit to the exclusive personal jurisdiction of any state court or federal court in the State of New York in any suit, action or other legal proceeding relating to this Agreement; (b) agree that all claims in respect of any such suit, action or other legal proceeding may be heard and determined in, and enforced in and by, any such court; and (c) waive any objection that they may now or hereafter have to venue in any such court or that such court is an inconvenient forum.

10.07 Provisions Contrary to Law: In performing this Agreement, the Parties shall comply with all applicable laws and regulations. Nothing in this Agreement shall be construed so as to require the violation of any law, and wherever there is any conflict between any provision of this Agreement and any law the law shall prevail, but in such event the affected provision of this Agreement shall be affected only to the extent necessary to bring it within the applicable law.

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10.08 Remedies: Except as otherwise expressly stated in this Agreement, the rights and remedies of a party set forth herein with respect to failure of the other to comply with the terms of this Agreement (including, without limitation, rights of full termination of this Agreement) are not exclusive, the exercise thereof shall not constitute an election of remedies and the aggrieved party shall in all events be entitled to seek whatever additional remedies may be available in law or in equity.

10.09 Fees: Except as otherwise provided herein, each Party shall bear its own legal fees incurred in connection with the transactions contemplated hereby, provided, however, that if any Party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings or otherwise, the non-prevailing Party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

10.10 Headings: Headings herein are for convenience of reference only and shall in no way affect interpretation of this Agreement.

10.11 Counterparts: This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

10.12 Appendices: The appended Appendices and Exhibits and any modifications or amendments thereof form an integral part of this Agreement.

10.13 Waiver: Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

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10.14 Confidentiality of the Agreement. Except as expressly permitted herein, this Agreement, including the terms set forth herein, shall be maintained in confidence by the Parties and shall not be provided or disclosed to Third Parties. Notwithstanding the foregoing, each Party shall have the right to disclose this Agreement, including the terms set forth herein, to its (i) tax advisors, accountants, legal counsel, investors, banks and financial sources and its advisors, or potential business partners or other Third Parties who are under an obligation of confidentiality, and (ii) in confidence, in connection with the sale of substantially all the business assets to which this Agreement relates, so long as, in the case of a disclosure under (i) or (ii) hereof, the person or entity to which disclosure is made is bound under confidentiality provisions that are reasonable and customary under the applicable circumstances. In addition, and notwithstanding anything to the contrary herein, Dow and Pfenex may disclose this Agreement, including the terms set forth herein, as required to comply with applicable law, regulations, court orders, or tax or securities filings (including any of the rules and regulations of a relevant stock exchange or other governing body, specifically including the Securities & Exchange Commission (SEC)).

10.15 Provisional Remedies: Nothing in this Agreement shall limit the right of either Party to seek to obtain in any court of competent jurisdiction any equitable or interim relief or provisional remedy, including injunctive relief, that may be necessary to protect the rights or property of that Party. Specifically, the Parties acknowledge a breach of this Agreement may result in irreparable harm to either Party, and either Party will be entitled to seek injunctive and other equitable relief to prevent any breach or the threat of any breach of this Agreement by the other Party without showing or proving actual damages. Notwithstanding, seeking or obtaining such equitable or interim relief or provisional remedy in a court shall not be deemed a waiver of the agreement to arbitrate. For clarity, any such equitable remedies shall be cumulative and not exclusive and are in addition to any other remedies that either Party may have under this Agreement or applicable law.

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10.16 Dispute Resolution: In the event any Dispute (as that term is defined in the Grant-Back and Technology License Agreement) arises between the Parties, the Parties shall resolve such Dispute utilizing the dispute resolution procedures set forth in Section 10.13 of the Grant-Back and Technology License Agreement; provided that, each reference to the term “Agreement” in such Section 10.13 of the Grant-Back and Technology License Agreement shall be deemed to be references to this Agreement; provided further that, the reference to “Section 10.14” shall be replaced with “Section 10.15” of this Agreement, and the reference to “Section 10.13” shall be replaced with “Section 10.16” of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have understood, agreed to and caused this Agreement to be executed in duplicate originals by their duly authorized representatives as of the Effective Date.

THE DOW CHEMICAL COMPANY

By:	/s/ Fernando Ruiz

Name:	Fernando Ruiz

Title:	Corporate Vice President and Treasurer

DOW GLOBAL TECHNOLOGIES INC.

By:	/s/ Mark A. Whiteman

Name:	Mark A. Whiteman

Title:	President

PFENEX INC.

By:	/s/ Albert Hansen

Name:	Albert Hansen

Title:	President

[Signature Page to Technology License Agreement]

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Appendix A

RNA Virus Patents:

Ahlquist	MODIFIED PLUS STRAND RNA VIRUSES; (from Univ Wisconsin)	2/14/1984	US5173410

Ahlquist	Subgenomic promoter	3/7/1985	US5466788

Ahlquist	RNA transformation vector	3/7/1985	US5500360

Ahlquist	Hybrid RNA virus	2/9/1987	US5602242

Ahlquist	Hybrid RNA virus	2/9/1987	US5627060

Ahlquist	Plant tissue comprising a subgenomic promoter	8/25/1994	US5633447

Ahlquist	Subgenomic promoter	8/25/1994	US5670353

Ahlquist	Plasmid encoding hybrid RNA virus	2/9/1987	US5804439

Ahlquist	RNA transformation vector	3/7/1985	US5846795

and any foreign counterpart thereof.

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Appendix B

Oral Immunization Patents:

Curtiss & Cardineau	Oral Immunization By Transgenic Plants	US5654184

Curtiss & Cardineau	Oral Immunization By Transgenic Plants	US5679880

Curtiss & Cardineau	Oral Immunization By Transgenic Plants	US5686079

and any foreign counterpart thereof.

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Appendix C

Production Techniques Patents:

62339A	PCT PCT	OVER-EXPRESSION OF EXTREMOZYME GENES IN PSEUDOMONADS AND CLOSELY RELATED BACTERIA	2/13/2002	WO2003068926 WO2003068948 PCT/US02/004294
	USA		10/504,505
	Australia		2003215197
	Brazil		PI0307630
	Canada		2475926
	China		03808240.3
	EPO		03711011.1	[Validation in progress]
	India		1766/2004
	Japan		2003-568041
	Mexico		PA/A/04/007886

61727A	USA	LOW-COST PRODUCTION OF PEPTIDES	5/22/2002	US20050227321 PCT/US03/12407
	PCT
	Australia		2003228637
	Canada		2482995
	China		03814541.3
	EPO		03726398.5	[Validated in GB, FR, DE, NL, CH]
	India		261/2004
	Japan		2003-586175
	S. Korea		2004-7017047

61957A	PCT	PROCESS FOR REMOVING WATER FROM AQUEOUS SOLUTIONS OF PROTEINS	2/27/2004	WO2005092915
	USA		10/590095
	EPO		05713770.5	Validated in GB, DE, FR,

62644A	PCT	METHOD FOR THE EXTRACTION OF INTRACELLULAR PROTEINS FROM A FERMENTATION BROTH	2/27/2004	WO2005087791 PCT/US05/005309
	USA		60/548403
	EPO		05723333.0
	USA		10/590185
65217	USA	CONTINUOUS OSMOTIC SHOCK PROCESS FOR RELEASE OF PROTEINS FROM BACTERIA	1/12/2007	US Application No: 12/013042

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AU	2008205632
CA	PCT/US08/000426
CH	PCT/US08/000426
EP	08724501.5
IN	PCT/US08/000426
JP	PCT/US08/000426
SINGAPORE	200904693-9
SOUTH KOREA	PCT/US08/000426

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Appendix D

ARC Patent

US Patent No: 7,338,794 entitled “Amended recombinant cells for the production and delivery of gamma interferon as an antiviral agent, adjuvant and vaccine accelerant” and any foreign counterpart thereof.

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Exhibit 6.06.01

Third Party Agreements

1. License Agreement between Mycogen Corporation and The Dow Chemical Company dated January 1, 2001.

2. Agreement between Agrigenetics and University of Wisconsin dated December 23, 1982.

3. License Agreement between Washington University and Agrigenetics dated December 30, 1996.

4. ARC Technology License Agreement between Dow Global Technologies Incorporated and Dow AgroSciences LLC dated November 30, 2009.

5. Agreement between DAS and Dow granting rights under Section 4.7 of the Diversa Agreement.

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